Exhibit 99.2

Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Nephros Issues 2022 Shareholder Letter

SOUTH ORANGE, NJ, January 13, 2022 – Nephros, Inc. (Nasdaq: NEPH), a leading water technology company providing filtration and pathogen detection solutions to the medical and commercial markets, today issued a 2022 letter to shareholders.

Dear Shareholder,

We are entering 2022 from our strongest position ever. 2021 was our best year to date, slightly exceeding our pre-pandemic revenue. We have retooled our marketing and sales machine to generate and close leads, regardless of pandemic status, with more improvements planned in early 2022. Our revenue guidance for this year is $13-13.5 million, up over 25% to 30% from 2021 and we will be aggressively working to exceed these expectations.

Overview

Our last letter, two years ago in January 2020, stated that we “are comfortable stating that our turnaround is complete, and that our expansion phase is well underway.” Unfortunately, just a few weeks later, Covid changed the world and took our revenue down during each of the next 3 quarters, bringing 2020 down 17% vs. 2019.

Although Covid had a big impact in 2020, our business showed its underlying resiliency in 2021. With some minor adjustments – including a new marketing organization, increased focus on regional sales representation, and building our core business more strongly around programmatic infection control – our 2021 revenue was strong at $10.4 million, up 22% over 2020 and our best year to date. We are generating greater market awareness and leads, executing on an enhanced, partner-centric sales model. We expect to produce high growth rates in this “new normal,” where Covid has an ongoing, permanent presence.

We are also returning to providing revenue guidance to our investor community. For 2022, that guidance is revenue of $13.0 to $13.5 million, which would represent a 25-30% increase over 2021.

In the past year, we built-out Nephros’s first standalone marketing department, which supports our existing lead generation efforts, while also establishing new means of customer communication, support and engagement. Additionally, January 1st marked the initial public release of our rebranding initiative. As 2022 continues, the form and function of our materials, including our website, will continue to evolve and fully demonstrate the new Nephros brand, guided by our mission and values towards the pursuit of cleaner, better water for life.

One of our reasons for optimism going into the new year, is an enhanced water management standard that went into effect on January 1, 2022, from the Centers for Medicare and Medicaid Services (“CMS”) and The Joint Commission (EC.02.05.02, EPs 1 through 4). This new standard is designed to improve the quality and safety of care provided to hospital patients and nursing care residents who are immunocompromised, while also defining compliance requirements and consequences. We believe this change will be supportive of Nephros’s product offerings, both in our Medical Water Filtration and Pathogen Detection Systems businesses. The first generation of this standard issued in 2017 was a basis for significant revenue growth for us.

We will now turn our attention to each of the five focus areas of our business.

Medical Water Filtration – Infection Control

Our infection control ultrafiltration products protect patients from waterborne pathogens at their sinks, showers, and ice machines; in other words, wherever they touch hospital water. Our products retain waterborne bacteria and viruses, thus preventing these pathogens from infecting patients. We sell these solutions primarily through our network of strategic partners, including water treatment companies, expert consultants, national distributors, and other specialists.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

All 6,000 hospitals in the U.S. – as well as the 20,000+ other healthcare facilities – are required by CMS to implement formal water management plans to reduce patient risk associated with waterborne pathogens such as Legionella, nontuberculous mycobacteria, Pseudomonas, and others.

Approximately 1,000 healthcare facilities – the vast majority of which are hospitals – actively employ Nephros filters, an increase of 35% over the past two years. We continue to grow market share, adding multiple new sites each week, and enjoy strong customer retention rates consistently above 90%.

Medical Water Filtration – Dialysis Water

In addition to the infection control market, Nephros ultrafiltration products are used to purify dialysis water and are the best-performing products on the market today. They are used in clinics throughout the country and have an increasingly strong market presence as OEM filters in some of the leading home-based and portable dialysis machines. While the Dialysis Water business is smaller than that of infection control, it is a strong growth engine that has doubled over the past 2 years.

Commercial Water Filtration

Our commercial filtration business was formed by the acquisition of the Aether® brand 3 years ago, with the intention of providing high-quality, low-cost filtration options to national foodservice and hospitality customers, competing primarily against the market leaders, Cuno (3M) and Everpure (Pentair).

The process of growing this business has taken longer than we anticipated. However, the underlying promise of this business has not changed. More importantly, we have established ourselves as an approved vendor for multiple national organizations and built strong relationships in these groups. We believe the potential benefits of pursuing this business continue to outweigh its relatively low operating cost. Additionally, we plan to further lower our operating costs in the coming months by consolidating Aether’s filter operations into our New Jersey headquarters.

Pathogen Detection Systems

Our Pathogen Detection Systems (PDS) business expanded significantly in 2021, with $188,000 in revenue, several multiples over 2020 volumes. We expect this business to grow at least another 200% in 2022, driven by the following factors.

Our PDS laboratories facility in Reno, Nevada, has matured into a first-class, environmental test development and manufacturing organization. The lab was recently enrolled in the CDC’s ELITE Program, which recognizes approximately 150 US laboratories capable of advanced isolation techniques with respect to Legionella identification.

Our focus extends well beyond Legionella. Indeed, our laboratories now offer the most extensive list of CDC-noted, opportunistic waterborne pathogens in a single test on the market today. We expect these capabilities to serve us well as the new CMS guidelines mentioned earlier go into effect, emphasizing the importance of water management plans that control for a long list of pathogenic bacteria and viruses.

We also plan to expand our target markets for PDS products. Previously we announced interest and some revenue from existing strategic partnerships from our Medical Water business; we are actively seeking strategic relationships for other market segments.

Finally, we are seeing some supplemental opportunity from the intellectual property acquired from GenArraytion, purchased in July 2021. In addition to its waterborne testing technologies, GenArraytion was also a leader in other detection areas, including mosquito- and tick-borne illness and women’s health panels, which may provide benefit to us in the future.

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Specialty Renal Products / HDF Dialysis

Since 2019, our efforts to develop a second-generation HDF medical device have been conducted through Specialty Renal Products (SRP), our majority-owned subsidiary. In October 2021, after an elongated review process, the FDA accepted SRP’s HDF Assist Device into its “substantive review” phase for 510(k) clearance. In late December, SRP received an FDA letter requesting additional information about its submission. Specifically, the FDA requested additional support for the shelf-life and stability of SRP’s disposables; changes to its labels, documentation, and user screens; additional electrical testing; additional user testing; and additional HD machine-specific system performance testing.

We are optimistic that SRP is nearing the end of this extensive FDA approval process and expect to complete the work to address the FDA’s list in approximately 3 months. SRP has therefore begun to manufacture supplies for its commercial launch, identify and hire key commercial launch staff, and select its initial commercial clinics. We anticipate that SRP will have 510(k) clearance in the first half of 2022 and will be in position to launch in the second half.

Closing Thoughts

This is an exciting time for Nephros. We believe 2022 will be our best year ever across all our business areas. Our entire team is highly motivated and engaged around creating value for our customers, our partners, our employees, and of course, our shareholders. I hope this letter has given you some idea of the reasons for our optimism, and I invite you to be in touch with me.

With all my best,

Andy Astor
President and CEO

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Nephros, Inc. 380 Lackawanna Place South Orange NJ 07079 Call: 201 343 5202 nephros.com

Note Regarding Forward-Looking Statements

This letter contains forward-looking statements that are subject to various risks and uncertainties. Such statements include statements regarding the expected revenue the Company will achieve in 2022 and the overall rate of revenue growth, the anticipated impact of new CMS regulations on Nephros’ Medical Water Filtration business, plans to consolidate the operations of Nephros’ Commercial Water Filtration business with its New Jersey operations and the expected benefits therefrom, anticipated growth of Nephros’ PDS business, the expected timing of 510(k) clearance of SRP’s next generation HDF medical device and the expected commercial launch of such device thereafter, and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including uncertainty in the impact of the ongoing COVID-19 pandemic, potential delays in the regulatory approval process, our ability to achieve market acceptance of our products, changes in business, economic and competitive conditions, the availability of capital when needed, our dependence on third party manufacturers and researchers, regulatory reforms, and uncertainties in litigation or investigative proceedings. These and other risks and uncertainties are detailed in Nephros Inc.’s reports filed with the U.S. Securities and Exchange Commission, including with respect to Nephros, its Annual Report on Form 10-K for the year ended December 31, 2020. Nephros, Inc. does not undertake any responsibility to update the forward-looking statements in this release.

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 823-8656

ksmith@pcgadvisory.com

Andy Astor, CEO

Nephros, Inc.

(201) 345-0824

andy@nephros.com

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